Free Writing Prospectus	Filed Pursuant to Rule 433 Registration Statement No. 333-191801 March 5, 2014

March 5, 2014

Dear Shareholder,

The Board of Directors for Prime Meridian Holding Company recently voted to extend the initial public offering of common stock (the “Offering”) that was commenced on December 11, 2013. The Offering will continue on an ongoing basis until March 31, 2014, unless terminated earlier or extended to a date no later than June 30, 2014, by the Company’s Board of Directors.

As a reminder, the Company is offering up to 1,200,000 shares of common stock at a price of $12.50 per share. Investors may purchase from 500 shares up to a maximum of 80,000 shares. There is no minimum number of shares that we must sell in this Offering and the proceeds will immediately be available to the Company. Should we sell all of the shares offered, we will raise $15,000,000, less Offering expenses, which we intend to use as “offensive capital” as we consider the possible acquisition of a branch or another financial institution in North Florida, South Georgia, or South Alabama within the next 18 months. In addition, some of the proceeds from the Offering will be used for maintaining liquidity at the Company and providing capital to the Bank to fund continued organic growth, while maintaining capital levels.

The terms of the Offering, as well as information about our financial results and condition, are contained within a Prospectus that has been filed with the Securities and Exchange Commission as part of our Registration Statement. A copy of the Prospectus is also available from the Company. Furthermore, the Company plans to file its first Form 10-K by March 31, 2014, which will contain additional information on its financial results and condition as of December 31, 2013. If you are interested in receiving more information about this Offering, please call me directly at (850) 907-2301.

We thank you for your continued support of Prime Meridian Holding Company.

Sincerely,

Sammie D. Dixon, Jr.

Chief Executive Officer and President

This letter may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “may,” “could,” “should,” “believe,” “estimate,” “expect,” “intend,” “plan,” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this letter are based on the historical performance of the Company and its subsidiary or on the Company’s current plans, estimates and expectations. These forward-looking statements involve risk and uncertainty and a number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Registration Statement on Form S-1, dated December 11, 2013, and other reports and statements the Company has filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov). We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.